Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283492

Prospectus Supplement No. 3

(To Prospectus dated May 23, 2025, as supplemented by

Prospectus Supplement No. 1, dated June 6, 2025

Prospectus Supplement No. 2 dated June 16, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

2,100,000 Shares of Common Stock

This prospectus supplement no. 3 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 23, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 333-283492). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on June 17, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On June 24, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $9.56 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0264 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 25, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

201 Haskins Way, Suite 230,
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	Nasdaq Capital Market
Warrants, each warrant exercisable for one two-thousandth of a share of Common Stock	CEROW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 17, 2025, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), issued a press release announcing that the U.S. Food and Drug Administration had granted the Company’s Orphan Drug Designation for the Company's lead drug candidate CER-1236, for the treatment of acute myeloid leukemia. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated June 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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